Exhibit I Required by Item 8 of Schedule 13G

            Identification and Classification of Members of the Group

             Credit Agricole Indosuez is a French societe anonyme with a registered office located at 9, quai du President Doumer, 92920 Paris La Defense CEDEX, France. It is registered with the Nanterre Registry of Companies under number 304 187 701 and is 100% controlled by Credit Agricole S.A.

             Credit Lyonnais is a French societe anonyme with a registered office located at 18, rue de la Republique, 69002 Lyon, France. It is registered with the Lyon Registry of Companies under number 954 509 741. Credit Lyonnais is 99.86% held by the Credit Agricole Group and controlled by Credit Agricole S.A., which holds 94.82% of Credit Lyonnais' shares.

             Credit Agricole S.A. is a French societe anonyme with a registered office located at 91-93 boulevard Pasteur, 75015 Paris, France. It is registered with the Paris Registry of Companies under number 784 608 416 and is the lead bank of the Credit Agricole Group.